Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-194926 on Form S-3ASR and Registration Statements No. 333-97813, No. 333-133976, No. 333-159129, No. 333-192029 and No. 333-195772 each on Form S-8 of our report dated March 2, 2015 (May 11, 2015 as to Notes 1 and 11), relating to the consolidated financial statements of McDermott International, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the Company’s method of accounting for defined benefit pension and other postretirement benefit plan costs) appearing in McDermott International, Inc.’s Current Report on Form 8-K dated May 11, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

May 11, 2015